Exhibit 99.1

Media Contact:

Leigh Day

Red Hat, Inc.

+1 919-754-4369

lday@redhat.com

Investor Relations:

Tom McCallum

Red Hat, Inc.

+1 919-754-4630

tmccallum@redhat.com

Frank Calderoni Named Red Hat’s EVP, Operations and Chief Financial Officer

30-year industry veteran to join Red Hat, bringing significant publicly traded and technology industry leadership

RALEIGH, N.C. –June 22, 2015 - Red Hat, Inc. (NYSE: RHT), the world’s leading provider of open source solutions, today announced that Frank Calderoni will join the company as executive vice president, operations and chief financial officer, bringing more than 30 years of financial expertise, business thought leadership, and operational excellence, in publicly traded companies and technology industry leaders. Calderoni will be responsible for leading the company’s global finance organization and the leadership and management of IT and operations teams, reporting to Red Hat president and chief executive officer, Jim Whitehurst.

Calderoni served as executive vice president and CFO at Cisco Systems, Inc. for seven years and most recently served as an executive advisor From 2004 through 2014, he managed the financial strategy and operations of a company with more than 72,000 employees and total revenue for fiscal year 2014 of $47 billion. During his tenure at Cisco, the company went from $22 billion in revenue to $47 billion and grew annual profits from $0.62 per share to $1.49 per share. With more than 30 years of experience, he has led high performing finance organizations at global software and technology companies including Cisco, QLogic Corp., SanDisk Corp., and IBM.

He has been recognized by the San Francisco Business Times and Larkin Street Youth Services as the 2013 Bay Area CFO of the Year for a Public Company with revenues above $500MM and was considered one of the Best CFO’s three years in a row in 2012, 2013, and 2014 by Institutional Investor magazine.

Calderoni succeeds Red Hat executive vice president and CFO Charlie Peters, whose planned retirement was announced in December 2014, and who will remain with Red Hat until July 31. As Red Hat’s CFO since 2004, Peters built a world-class organization, managing the company’s financial strategy and operations through rapid growth and expansion. Under his leadership, Red Hat delivered 44 straight quarters of revenue growth, taking Red Hat from $196 million in fiscal 2005 to almost $2 billion in fiscal 2015.

Calderoni joins Red Hat on June 22, 2015, and will succeed Peters as CFO effective July 13, 2015.

Supporting Quotes

Jim Whitehurst, president and CEO, Red Hat

“We are thrilled to have Frank join Red Hat and help lead the next phase of our growth as we look to go from revenues approaching $2 billion to $10 billion and beyond. He is a proven CFO and technology industry leader, and we are fortunate to have such an experienced and operationally strong executive join our team. I’d also like to express gratitude to Charlie for his commitment to Red Hat. He has been instrumental in Red Hat’s success for more than a decade, helping to lead to our strong financial position, and I look forward to similar success under Frank’s leadership.”

Frank Calderoni, named executive vice president, operations and CFO, Red Hat

“I’m very excited to be joining Red Hat, an exceptional company that is truly transforming enterprise technology. With the pivotal role Red Hat leads in open source solutions from the datacenter to the cloud, it is an outstanding opportunity to be a part of the driving force behind much of that innovation. I am enthusiastic about joining the team at Red Hat to help implement the next era of growth, innovation, and customer success.”

About Red Hat, Inc.

Red Hat is the world’s leading provider of open source software solutions, using a community-powered approach to reliable and high-performing cloud, Linux, middleware, storage and virtualization technologies. Red Hat also offers award-winning support, training, and consulting services. As a connective hub in a global network of enterprises, partners, and open source communities, Red Hat helps create relevant, innovative technologies that liberate resources for growth and prepare customers for the future of IT. Learn more at http://www.redhat.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks related to changes in and a dependence on key personnel, the ability of the Company to compete effectively; the ability to deliver and stimulate demand for new products and technological innovations on a timely basis; delays or reductions in information technology spending; the effects of industry consolidation; the integration of acquisitions and the ability to market successfully acquired technologies and products; uncertainty and adverse results in litigation and related settlements; the inability to adequately protect Company intellectual property and the potential for infringement or breach of license claims of or relating to third party intellectual property; risks related to data and information security vulnerabilities; ineffective management of, and control over, the Company’s growth and international operations; and fluctuations in exchange rates; as well as other factors contained in our most recent Annual Report on Form 10-K (copies of which may be accessed through the Securities and Exchange

Commission’s website at http://www.sec.gov), including those found therein under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic and political conditions, governmental and public policy changes and the impact of natural disasters such as earthquakes and floods. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

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